EXHIBIT 99.2

June 13, 2023

Dear Chris,
We are pleased to offer you the opportunity to join Visa Inc. (“Visa” or the “Company”). Your first day of employment with Visa is expected to be July 10, 2023 (“Start Date”). You will initially be appointed as Executive Vice President, CFO Designate for the period commencing on your Start Date until August 1, 2023. Effective August 1, 2023, you will be appointed as Executive Vice President, Chief Financial Officer of the Company. You will report to the Chief Executive Officer of the Company, working at the Company’s office at One Market, San Francisco, California. The primary details of your offer are as follows:
Base Salary. As discussed, your base salary will be paid at the rate of $900,000 per annum (less applicable taxes, deductions and withholdings) and is payable on a biweekly basis, in accordance with Visa’s regular payroll practices.
Visa Incentive Plan. You will be eligible to participate in the Visa Incentive Plan (“VIP”). Your bonus target under the VIP is one hundred seventy-five percent (175%) of your base salary. Your actual payout can vary between 0x and 2x your bonus target, with a maximum bonus opportunity up to three hundred fifty percent (350%) of your base salary based upon your and Visa’s performance, subject to the terms and conditions of the VIP. Visa’s fiscal year begins on October 1, and any bonus for which you are eligible under the VIP will be based on your salary at the end of the fiscal year, prorated to reflect the portion of the year you were eligible, and will be paid by mid-December.
Long-Term Incentive Plan. You will also be eligible to participate in Visa’s Long-Term Incentive Plan (“LTIP”). We will recommend that the Compensation Committee of the Board approve an initial long-term award of $9,000,000, to be granted in November 2023. The annual LTIP and award values for Visa’s Executive Committee are discretionary, and your participation in future years will be determined at the conclusion of each fiscal year based on an evaluation of your performance and that of the Company. Any equity awarded to you will be subject to the terms and conditions of the applicable plan, including vesting requirements, as approved by the Compensation Committee of the Board.
One-Time Equity Award. To compensate you for unvested equity and other incentives from your current employer, and as an additional incentive, we will recommend that the Compensation Committee of the Board approve a one-time equity award with a value of $11,000,000 consisting of restricted stock units. The number of restricted stock units subject to the award will be determined based on the “fair value” of the restricted stock units on the date of grant as determined by Visa under the applicable accounting standards, rounded to the nearest whole share. Your One-Time Equity Award will be granted and converted into restricted stock units in the first full calendar month following your Start Date. One-third of your One-Time Equity Award shall become vested on each of the first, second, and third anniversaries of the date of grant, assuming your continued employment by Visa through each such date. The One-Time Equity Award will be subject to Compensation Committee approval, as well as the terms and conditions of the Visa Inc. 2007 Equity Incentive Compensation Plan and the individual award agreement corresponding to the award.
One-Time Cash Award. To compensate you for forfeited bonus payments and other incentives from your current employer, we will provide you with a One-Time Cash Award of $3,000,000. This One-Time Cash Award will be paid, less applicable taxes and withholdings, as soon as practicable after your Start Date. This One-Time Cash Award is subject to the terms of the enclosed One-Time Cash Award Agreement. $1,300,000 of the One-Time Cash Award is in recognition of your obligation to reimburse a portion of the sign-on bonus you received from your current employer.
In addition to the One-Time Cash Award, Visa will pay an additional amount, not to exceed $500,000, corresponding to any amount you are required to reimburse your current employer for relocation, home sale, or home purchase expenses. Assuming your continued employment with Visa, this additional amount will be paid as soon as practicable following your actual reimbursement of these expenses to your prior employer (and in any event before March 15, 2024 provided you reimburse your prior employer on or before December 31, 2023).
Benefits. We are pleased to confirm that effective upon your commencement of employment with Visa, you will be eligible to participate in Visa’s group benefit plans, in accordance with their terms and subject to their exclusions and limitations. In addition, you will be provided retirement benefits in accordance with the Company's 401(k) plan as in effect on your Start Date. Visa reserves the right to amend, modify or terminate (in whole or in part) any of our benefits programs at any time. Please see materials in your new hire packet for additional information on the benefits provided by Visa. During your employment by Visa you will be provided coverage under the Company’s directors and officers liability insurance policy and form of indemnification agreement as in effect for other senior executives of the Company.
Executive Severance Plan. You are also eligible to become a participant (a “Participant”) in the Visa Inc. Executive Severance Plan (the “Plan”), and thereby will be eligible to receive the severance benefits set forth in the Plan subject to its terms. A copy of the Plan is attached to this offer letter. You should read it carefully and become comfortable with its terms and conditions, as well as the terms and conditions set forth below. Capitalized terms not defined in this offer letter will have the meanings assigned to them in the Plan. This offer letter constitutes your Letter Agreement under the Plan, and by accepting this offer letter, you will be acknowledging and agreeing that (i) you have received and reviewed a copy of the Plan; (ii) you understand that participation in the Plan requires that you agree to the terms of the Plan (including, without limitation, the covenants set forth in Section 7 of the Plan) and the terms set forth below, and that you irrevocably and voluntarily agree to those terms; and (iii) you have had the opportunity to carefully evaluate this opportunity and you desire to participate in the Plan according to the terms and conditions set forth therein and in this offer letter.
Your participation in the Plan will be effective upon the commencement of your employment with Visa, subject to your signing and returning this offer letter to Visa.

With regard to your participation in the Plan, you and the Company hereby agree as follows:

1.	Your first date of employment with the Company will be your “Eligibility Date” for purposes of your becoming a Participant in the Plan.

2.	If, while the Plan and this offer letter are in effect, you incur a Covered Termination, you will be eligible to receive the Severance Benefits set forth in Section 4(b) of the Plan, subject to the terms and conditions of the Plan.

3.	If you become eligible to receive the Severance Benefits under the Plan, as a condition to their receipt (other than the Accrued Amounts and Other Benefits), you must (i) execute and not revoke a Waiver and Release in substantially the form attached as Exhibit A to the Plan (which form may be modified by the Company only to the extent the Company determines in good faith that any such modification is necessary to make it valid and encompassing under applicable law) within the time periods set forth in the Plan, (ii) comply with the restrictive covenants set forth in Section 7 of the Plan, and (iii) promptly resign from any position as an officer, director, or fiduciary of any subsidiary or affiliate of the Company (and take any action reasonably requested by the Company to effectuate such resignation).

4.	You acknowledge that as a Participant in the Plan you will not be eligible to participate in and hereby waive your right to receive severance pay or benefits under any other Company severance plan, policy or agreement, except as provided in any applicable equity award agreement.

5.	You understand that the waiver set forth in Section 4 above is irrevocable for so long as the terms of this offer letter and the Plan remain in effect and that this offer letter and the Plan set forth the entire agreement between you and the Company with respect to any subject matter related to the Plan.

6.	Your status as a Participant in the Plan will end on the first to occur of: (i) your termination of employment for any reason other than a “Covered Termination” as defined in Section 2(h) of the Plan, and (ii) your status as a Participant ceases due to the Company providing you with a notice of non-renewal of participation. Notwithstanding anything herein to the contrary, (a) if a Change of Control occurs while you are a Participant in the Plan, in no event will your status as a Participant in the Plan end prior to the end of the two (2)-year period beginning on the date on which any such Change of Control occurs (other than as a result of your ceasing to be employed by the Company or an Affiliated Entity for any reason other than a Covered Termination), and (b) if you are entitled as a result of a Covered Termination to receive severance benefits under the Plan, you shall remain a Participant in the Plan until the amounts and benefits payable under the Plan have been paid or provided to you in full.

7.	You agree that (i) your acceptance of this offer letter results in your enrollment and participation in the Plan pursuant to the terms and conditions of the Plan and this offer letter, and (ii) the terms in this offer letter related to the Plan may not be amended or terminated except pursuant to Section 11 of the Plan.

Clawback Policy. You will be subject to the Visa Inc. Clawback Policy, which, as currently in effect, allows the Board of Directors to recoup any excess incentive compensation paid to members of the executive leadership team if the financial results on which the awards were based are materially restated due to the executive’s fraud, intentional misconduct or gross negligence. Please sign and return the enclosed Clawback Policy Acknowledgement to demonstrate your receipt of, and agreement with, the Clawback Policy (a copy of which is attached to this offer letter) and your understanding of how it may impact your compensation. Please note that any amendments to the Visa Inc. Clawback Policy, including any amendments to comply with applicable law (such as amendments to comply with the requirements of the Dodd-Frank Act), will be applicable to you.
Stock Ownership Guideline. You will be subject to a stock ownership guideline of four times your base salary. Equity interests that count toward the satisfaction of the ownership guideline include shares owned outright by you, shares jointly owned, restricted shares, and restricted stock units. You will have five years from the date of your appointment as the Company’s CFO Designate to attain this ownership level. If you do not meet the guideline by the end of the five-year period, you will be required to hold a minimum of 50% of the net shares resulting from any future vesting of restricted shares, restricted stock units, performance shares, or exercised stock options until the guideline is met.
IRC 409A. Any payments or benefits provided to you under this offer letter are intended to be exempt from Section 409A of the Internal Revenue Code (the “Code”), and shall be construed and interpreted in accordance with such intent, provided that, if any severance provided at any time to you involves “non-qualified deferred compensation” within the meaning of Section 409A of the Code, it is intended that such severance shall comply with Section 409A of the Code and shall be interpreted accordingly. A termination of employment shall not be deemed to have occurred for purposes of any provision of this offer letter providing for the payment of any amounts or benefits upon or following a termination of employment that are considered “nonqualified deferred compensation” under Section 409A of the Code unless such termination is also a “separation from service” within the meaning of Section 409A of the Code and, for purposes of any such provision of this offer letter, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” If you are deemed on the date of termination to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B) of the Code, then with regard to any payment that is considered “non-qualified deferred compensation” under Section 409A of the Code payable on account of a “separation from service,” such payment or benefit shall be made or provided at the date which is the earlier of (i) the date that is immediately following the expiration of the six (6)-month period measured from the date of such “separation from service” of you, and (ii) the date of your death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this paragraph (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to you in a lump sum, and any remaining payments and benefits due under this offer letter shall be paid or provided in accordance with the normal payment dates specified for them herein. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A of the Code, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that the foregoing clause (ii) shall not be violated without regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because the arrangement provides for a limit on the amount of expenses that may be reimbursed under such arrangement over some or all of the period in which the reimbursement arrangement remains in effect and (iii) such payments shall be made on or before the last day of your taxable year following the taxable year in which the expense occurred.
Proprietary Agreement and No Conflict with Prior Agreements. As an employee of Visa, you will become knowledgeable about confidential and/or proprietary information related to the operations, products and services of the Company and related third parties. Similarly, you may have confidential or proprietary information from prior employers that should not be used or disclosed to anyone at Visa. Therefore, you will be required to read, complete and sign the Company’s Proprietary Information and Inventions Agreement and return it to Visa on or before your Start Date. In addition, Visa requests that you comply with any existing and/or continuing contractual obligations that you may have with your former employers. By accepting employment with Visa, you represent that you are not under any contractual restrictions, express or implied, that will impact your ability to fully meet the needs of this or future positions at Visa. In addition, you agree to be bound by and to comply fully with all Visa policies and procedures for employees.
Except as otherwise stated herein, in the event any current or former employer of yours alleges that your employment by Visa is a breach of a non-compete or other restrictive-covenant agreement between you and that employer, you understand and agree that Visa will not indemnify you or pay for your representation against any such claims. You further understand that if a court or arbitrator determines or mandates that you may not provide services for Visa for a period of time as a result of a restrictive covenant that you signed with a current or former employer, you will not be entitled to any compensation or equity vesting from Visa during that period and Visa may terminate your employment. You understand that you are responsible for obtaining your own legal advice on the enforceability and extent of any restrictive covenants you have signed with any current or former employer.
At-Will Employment. Nothing in this offer letter is intended to create a fixed term of employment at Visa. Your employment at Visa is on an at will basis, meaning that Visa will be free to terminate your employment at any time, and that you will be free to resign from your employment with Visa at any time.
Entire Agreement. This offer letter and its appendices will form the complete and exclusive statement of your employment arrangement with Visa, which supersedes any other agreements or promises made to you by anyone, whether oral or written. Your employment arrangement with Visa can be modified only in a writing signed by you and a duly authorized representative of the Company, and any modification will be subject to any approvals as may be required by the Board of Directors or its Compensation Committee.

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In line with our normal practices, this offer of employment (as well as continued employment) is subject to successfully passing Visa's background checks and also subject to you completing, signing and returning before your start date the Proprietary Information Agreement.  Furthermore, in compliance with the Immigration Reform and Control Act of 1986, each new employee, as a condition of employment, must complete an Employment Verification Form I-9 and present proof of identity and employment eligibility.
If you accept this offer of employment, please sign and date this letter in the space provided below and return a copy of the letter and the Proprietary Information Agreement to Kelly Mahon Tullier.
Please contact me if you have any questions. We look forward to having you join Visa Inc.
Sincerely,

VISA INC.

By:	/s/ Kelly Mahon Tullier
Name:	Kelly Mahon Tullier
Title:	Vice Chair, Chief People and Corporate Affairs Officer

ACCEPTED AND AGREED TO:
Chris Suh

/s/ Chris Suh	June 16, 2023
Signature	Date

ONE-TIME CASH AWARD AGREEMENT

I, Chris Suh (“Employee”), understand that Visa, as part of its offer of employment, will provide me with a one-time cash award of $3,000,000, less applicable taxes, payable as soon as practicable after my Start Date (the "one-time cash award").
In consideration of this payment, I understand that I must be employed on the payment date to receive the one-time cash award and I hereby agree that in the event I voluntarily terminate my employment other than for Good Reason or am terminated involuntarily for Cause (as defined in the Visa Inc. Executive Severance Plan) within twelve (12) months of my Start Date, I will reimburse Visa according to the following formula:
(12 minus the # of months worked) x (gross amount of the one-time cash award divided by 12) = amount of reimbursement to Visa.

For purposes of this Cash Award Agreement, “Good Reason” is defined as your resignation within thirty (30) days following the expiration of any Visa cure period (discussed below) following the occurrence of one or more of the following, without your express written consent, which remains uncured: (i) a material reduction of your position (including status, offices, titles or reporting relationships), duties, authority or responsibilities, relative to your position, duties, authority or responsibilities in effect immediately prior to such reduction; (ii) a material change in the geographic location of your primary work facility or location; (iii) any failure by Visa to provide you with the One-Time Cash Award or One-Time Equity Award described in this offer letter, or (iv) a material breach by Visa of this offer letter. You may not resign for Good Reason without first providing Visa with written notice within sixty (60) days of the event that you believe constitutes “Good Reason” specifically identifying the acts or omissions constituting the grounds for Good Reason and a reasonable cure period of not less than thirty (30) days following the date of such notice during which such condition must not have been cured.
I further authorize Visa to deduct this amount from my salary payments or other moneys due me prior to or at the date of termination, and I agree to provide any additional authorization as may be required under applicable law to effectuate this deduction. Should these salary payments or other moneys be insufficient to reimburse Visa fully, I agree to pay the difference within thirty (30) calendar days of my final day of employment with Visa.
I understand that nothing in this agreement creates a fixed term of employment between Visa and me, and that my employment with Visa is on an at-will basis.

/s/ Chris Suh     June 16, 2023
Chris Suh                  Date